Exhibit 4.10
INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of January 1, 2010, is by and between AEI, a Cayman Islands company (the “Company”), and the officer or director of the Company whose name appears on the signature page of this Agreement (“Indemnitee”).
RECITALS
WHEREAS, the Company’s Amended & Restated Memorandum & Articles of Association (the “Charter”) provides for the indemnification of officers and directors of the Company to the fullest extent permitted by applicable law; and
WHEREAS, the Board of Directors of the Company (the “Board” or the “Board of Directors”) has determined that the Company should act to assure its directors and officers that there will be increased certainty of such protection in the future; and
WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability and in order to enhance Indemnitee’s continued service to the Company in an effective manner, the Company wishes to provide in this Agreement for the indemnification of Indemnitee to the fullest extent permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies; and
WHEREAS, Indemnitee is willing to serve, to continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified;
NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and Indemnitee’s continuing to serve as an Officer or Director of the Company, the parties hereto agree as follows:
AGREEMENT
In consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:
Section 1. Definitions. For purposes of this Agreement:
(a) “Affiliate” shall mean any corporation, limited partnership, partnership, limited liability company or any other legal entity in which the Company has an ownership interest, whether directly or through its ownership of an interest in another Affiliate.
(b) “Disinterested Director” shall mean a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.
(c) “Expenses” shall include all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone and facsimile charges, postage, delivery service fees and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding or asserting claims in a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent.

(d) “Indemnified Claim” shall have the meaning given to it in Section 3.
(e) “Indemnification Period” shall have the meaning given to it in Section 15.
(f) “Independent Legal Counsel” shall mean a law firm or a member of a firm selected by the Board and approved by Indemnitee (which approval shall not be unreasonably withheld) that neither is presently nor in the past five (5) years has been retained to represent: (i) the Company, any Affiliate of the Company, Indemnitee or any corporation of which Indemnitee was or is a director, officer, employee or agent, or any Affiliate of such a corporation, in any material matter, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement. All Expenses of the Independent Legal Counsel incurred in connection with acting pursuant to this Agreement shall be borne by the Company.
(g) “Joint Venture Companies” shall mean any corporation, limited partnership, partnership, limited liability company or any other legal entity of which the Company or an Affiliate is a shareholder or holds an ownership interest in any amount.
(h) “Losses” shall mean all losses, costs, claims, damages, liabilities, judgments, fines, penalties and amounts paid in settlement in connection with any Proceeding.
(i) “Officer or Director of the Company” shall mean a person who is or was a director, officer, employee, agent or fiduciary of the Company, any Affiliate, any Joint Venture Company or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the request of the Company.
(j) “Person” shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity.
(k) “Proceeding” includes any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, wherever brought, whether civil, criminal, administrative or investigative, that is associated with Indemnitee’s being an agent of the Company.
Section 2. Service by Indemnitee. Indemnitee agrees to begin or continue to serve the Company, an Affiliate and/or a Joint Venture Company as an Officer or Director and agrees to the indemnification provisions provided for herein. Notwithstanding anything contained herein, this Agreement shall not create a contract of employment between the Company, its Affiliates or Joint Venture Companies, as applicable, and Indemnitee, and the termination of Indemnitee’s relationship with the Company, an Affiliate or a Joint Venture Company, as applicable, by either party hereto shall not be restricted by this Agreement. This Agreement shall continue in full force and effect notwithstanding Indemnitee ceasing to be an Officer or Director of the Company. The Company hereby acknowledges that Indemnitee is relying upon this Agreement in serving as an Officer or Director of the Company.

Section 3. Indemnification. The Company shall (in the absence of (a) an intentional act or omission, committed without a legal and legitimate business purpose, (b) the intentional violation of statute, rules or law, or (c) obtaining personal gain, personal profit or advantage to which Indemnitee is not entitled under applicable law regulating the purchase and sale of securities) and to the fullest extent permitted by the laws of the Cayman Islands in effect on the date hereof or as such laws may from time to time hereafter be amended whether by statute or judicial decision to increase the scope of such permitted indemnification, indemnify and hold Indemnitee harmless out of the assets of the Company against all liabilities, loss, damage, cost or reasonable expense, Employee Retirement Income Security Act of 1974 excise taxes or penalties (including but not limited to liabilities under contract, tort and statute, including statutes regulating employee benefit plans and including any applicable law or regulation of any relevant jurisdiction in which the Company is not incorporated and all reasonable legal and other costs and expenses on a full indemnity basis properly payable) incurred or suffered by Indemnitee by or by reason of any act done, conceived in or omitted in the conduct of the business of the Company, Affiliates or Joint Venture Companies as applicable (the “Indemnified Claim”). To the extent that Indemnitee is entitled to claim an indemnity pursuant to this Agreement in respect of amounts paid, or to be paid, or discharged by him, the relative indemnity shall take effect as an obligation of the Company to pay or discharge such amount as and when it becomes due as an obligation of Indemnitee, or to reimburse Indemnitee making such payment or effecting such discharge. The Company’s obligation to indemnify Indemnitee under this Section shall not be affected by any defect in the election or appointment of Indemnitee to the office he or she occupies or has previously occupied. Without diminishing the scope of the indemnification provided by this Section 3, the rights of indemnification of Indemnitee provided hereunder shall include but shall not be limited to those rights set forth hereinafter. In the event of any change in any applicable law, statute or rule which limits the right of a Cayman Islands company to indemnify its directors or officers, such change, to the extent not otherwise required by such law, statute or rule, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.
Section 4. Action or Proceeding Other Than an Action by or in the Right of the Company. Indemnitee shall be entitled to the indemnification rights provided herein if Indemnitee was or is made a party or is threatened to be made a party to any pending, completed or threatened Proceeding, other than an action by or in the right of the Company, by reason of (a) the fact that Indemnitee is or was acting in such person’s official capacity as an Officer or Director of the Company or (b) anything done or not done by Indemnitee in such capacity.
Section 5. Mandatory Waiver of Claims Against Indemnitee. The Company shall not have any claim or right of action against Indemnitee on account of any action taken by Indemnitee or the failure of Indemnitee to take any action in the performance of his duties with or for the Company, Affiliates or Joint Venture Companies, as applicable; provided, however, that this provision shall not apply to:
(a)	any intentional acts or omission, committed without a legal and legitimate business purpose;

(b)	the intentional violation of statute, rules or law; or

(c)
claims based upon Indemnitee’s obtaining or retaining any personal gain, personal profit or advantage to which Indemnitee is not legally entitled in violation of any applicable law regulating the purchase and sale of securities.

Section 6. Indemnification for Losses and Expenses of Party Who is Successful. Notwithstanding any provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise absolved in any Proceeding on any claim, issue or matter, Indemnitee shall be indemnified against all Losses or Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. For purposes of this Section and without limitation, the termination of any such claim, issue or matter by dismissal with or without prejudice shall be deemed to be a successful resolution as to such claim, issue or matter.
Section 7. Contribution in the Event of Joint Liability.
(a) Whether or not the indemnification rights provided herein are available, in respect of any threatened, pending or completed Proceeding in which the Company is jointly liable with Indemnitee (or would be jointly liable if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be jointly liable if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.
(b) Without diminishing or impairing the obligations of the Company set forth in Section 7(a), if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed Proceeding in which the Company is jointly liable with Indemnitee (or would be jointly liable if joined in such action, suit or proceeding), the Company shall contribute to the amount of Losses or Expenses actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with him (or would be jointly liable if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be jointly liable if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Losses or Expenses, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with him (or would be jointly liable if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct is active or passive.
(c) The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company who may be jointly liable with Indemnitee.
Section 8. Payment for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the fact that Indemnitee is or was an Officer or Director of the Company, a witness in any Proceeding, the Company agrees to pay to Indemnitee all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Section 9. Advancement and Reimbursement of Expenses and Costs.
(a) Expenses actually and reasonably incurred in defending any civil, administrative or criminal action or Proceeding for which indemnification is required pursuant to this Agreement shall be advanced by the Company as they fall due or are incurred in advance of the final disposition of such action or proceeding upon receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified pursuant to this Agreement.
(b) Except as otherwise provided herein, there shall be no right to advancement and reimbursement with respect to claims, suits or other proceedings brought by Indemnitee against the Company unless that claim, suit or proceeding was authorized in writing by the Board of Directors.
(c) With respect to any such civil, administrative or criminal action or Proceeding as to which Indemnitee reasonably promptly notifies the Company of the commencement thereof: (i) The Company will be entitled to participate therein at its own expense; (ii) except as otherwise provided below, to the extent that it may wish, the Company (jointly with any other indemnifying party similarly notified) will be entitled to assume the defence thereof, with counsel selected by the Company. After receipt of notice from the Company to Indemnitee of the Company’s election so to assume the defence thereof, the Company will not be liable to Indemnitee under this Section 9 for any Expenses subsequently incurred by Indemnitee in connection with the defence thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her own counsel in such civil, administrative or criminal action or Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defence thereof shall be at the expense of Indemnitee unless (x) the employment of counsel by Indemnitee has been authorized by the Company, (y) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of the defence of such action, or (z) the Company shall not in fact have employed counsel to assume the defence of such action, in each of which cases the fees and expenses of counsel employed by Indemnitee shall be subject to indemnification pursuant to the terms of this Section 9. The Company shall not be entitled to assume the defence of any civil, administrative or criminal action or Proceeding brought in the name of or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in clause (y) above. The Company shall not be liable to indemnify Indemnitee for any amounts paid in the settlement of any civil, administrative or criminal action, claim or Proceeding effected without the Company’s written consent, nor shall the Company be liable to indemnify Indemnitee for any amounts paid by such person without the notice to the Company being given as set forth above in this subsection (c). The Company shall not settle any civil, administrative or criminal action, claim or Proceeding in any manner that would impose any limitation or non-Indemnified penalty on Indemnitee without Indemnitee’s written consent, which consent shall not be unreasonably withheld.
Section 10. Procedure for Determination of Entitlement to Indemnification.
(a) When seeking indemnification under this Agreement (including, but not limited to, the advancement of expenses pursuant to Section 9 hereof and contribution by the Company), Indemnitee shall submit a written request for indemnification to the Company. Such request shall include documentation or information which is reasonably necessary for the Company to make a determination of Indemnitee’s entitlement to indemnification hereunder and which is reasonably available to Indemnitee. The Secretary of the Company shall, promptly upon receipt of Indemnitee’s request for indemnification, advise the Board that Indemnitee has made such request for indemnification.

(b) The entitlement of Indemnitee to indemnification under this Agreement in respect of any pending, contemplated or threatened Proceeding shall be determined in the specific case by one of the following three methods, which shall be at the election of the Board of Directors (i) the Board of Directors by a majority vote of the Disinterested Directors, whether or not they constitute a quorum of the Board of Directors, or (ii) by a committee of Disinterested Directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such Disinterested Directors or if a quorum of Disinterested Directors so directs, by Independent Legal Counsel in a written opinion delivered to the Board of Directors and Indemnitee, subject to review by the full Board in the event Indemnitee is dissatisfied with such opinion, the said review and decision to be completed within sixty (60) days after Independent Legal Counsel furnishes his or her opinion.
(c) In the event the determination of entitlement is to be made by Independent Legal Counsel, such Independent Legal Counsel shall be retained by the Board within thirty (30) days after notice of any civil, administrative or criminal action, claim or Proceeding for which indemnification pursuant to this Agreement is requested is submitted for consideration by Indemnitee.
(d) If the determination made pursuant to Section 10(b) is that Indemnitee is not entitled to indemnification to the full extent of Indemnitee’s request, Indemnitee shall have the right to seek entitlement to indemnification in accordance with the procedures set forth in Section 11 hereof.
(e) If the person or persons empowered pursuant to Section 10(b) hereof to make a determination with respect to entitlement to indemnification shall have failed to make the requested determination within sixty (60) days after receipt by the Company of such request, the requisite determination of entitlement to indemnification shall, to the extent not in violation of applicable law, be deemed to have been made and Indemnitee shall be absolutely entitled to such indemnification, absent (i) fraud or misrepresentation by Indemnitee of a material fact in the request for indemnification or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.
(f) The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the rights of Indemnitee to indemnification hereunder except as may be specifically provided herein or by applicable law.
(g) For purposes of any determination of good faith hereunder, Indemnitee shall be deemed to have acted in good faith if in taking such action Indemnitee relied on the records or books of account of the Company, an Affiliate or a Joint Venture Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company, an Affiliate or a Joint Venture Company in the course of their duties, or on the advice of legal counsel for the Company, an Affiliate or a Joint Venture Company, or on information or records given or reports made to the Company, an Affiliate or a Joint Venture Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company, an Affiliate or a Joint Venture Company. The Company shall have the burden of establishing the absence of good faith by clear and convincing evidence. The provisions of this Section 10(g) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.
(h) The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company, an Affiliate or a Joint Venture Company shall not, to the extent not in violation of applicable law, be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 11. Dispute Resolution.
(a) Any controversy or claim arising out of or relating to this Agreement, including any disputes in respect of Indemnitee’s entitlement to indemnification hereunder, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, to be convened in Houston, Texas, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration pursuant to this subsection (a), upon the request of any party, and if otherwise permitted, may be joined with any arbitration proceeding pending in Houston, Texas arising out of or relating to any insurance policy, or the breach thereof, which policy may provide coverage for the claims asserted under this Agreement.
(b) In any legal proceeding brought by Indemnitee to vindicate his or her rights hereunder:
(i)	the burden shall be upon the Company to establish that Indemnitee is not entitled to indemnification and the advancement and payment of defence costs and expenses; and

(ii)
in the event that the Company is found to have breached its obligations to Indemnitee, as provided in this Agreement, Indemnitee will be entitled to recover all reasonable attorneys’ fees, costs and expenses incurred in vindicating those rights.

(iii)
The Company and Indemnitee agree that they shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company and Indemnitee further agree to stipulate in any such court that the Company and Indemnitee are bound by all of the provisions of this Agreement and are precluded from making any assertion to the contrary.

Section 12. Allocation Where Claims Include Identifiable and Non-Identifiable Elements. In the event that a claim is asserted against Indemnitee, which includes both an Indemnified Claim and a claim for which Indemnitee is not entitled to indemnification hereunder, the Company shall provide a defence to both the Indemnified Claim and non-indemnified portions of the claim, and shall indemnify fully for the covered portion of the claim. At the conclusion of any Proceeding that adjudicates the matter, an allocation shall be made as between the Indemnified Claim and the non-indemnified portion of the claim. Allocation to Indemnitee for the non-covered portion of the loss is permitted only when and to the extent that Indemnitee’s non-covered acts and omissions increased the defence costs and the amount paid to resolve the claim, whether in settlement or after trial. Indemnitee shall not be liable to the Company for acts, defaults or omissions of any other Person.
Section 13. Defense of Claim by Company. Notwithstanding any provisions to the contrary set forth herein, promptly after receipt by Indemnitee of notice of any claim or the commencement of any Proceeding, Indemnitee will, if a claim for indemnity in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission to so notify the Company will not relieve it from any liability which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such omission materially prejudices the Company.
Section 14. Non-Exclusivity. The rights of indemnification and to receive advances as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under or by reason of applicable law, any provision of the Company’s Charter, any agreement, any vote of shareholders or any resolution of the Board of Directors or otherwise.

Section 15. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an Officer or Director of the Company and shall continue thereafter so long as Indemnitee may be or become subject to any Proceeding (or any Proceeding commenced under Section 11 hereof) by reason of his status as an Officer or Director of the Company, whether or not he is acting or serving in such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, devisee, executors, administrators or other personal and legal representatives.
Section 16. Insurance.
(a) Subject to this Section 16, for so long as Indemnitee shall have consented to serve or shall continue to serve as an Officer or Director of the Company and thereafter so long as Indemnitee shall be subject to any possible Proceeding (such period being hereinafter referred to as the “Indemnification Period”), the Company will use its best reasonable efforts to maintain in full force and effect for the benefit of Indemnitee one or more valid, binding and enforceable policies of directors’ and officers’ liability insurance from established and reputable insurers providing, in all respects, coverage both in scope and amount which is no less favorable than that presently provided. It is the intent of the Company that its indemnification obligations hereunder be satisfied first out of the proceeds of such directors’ and officers’ liability insurance purchased by the Company but should such insurance not cover the obligation, or should Indemnitee’s obligations triggering such indemnification fall due prior to the time that an insurer is prepared to make payment, then the Company shall satisfy such indemnification obligations from its assets to the extent that the Company is obligated to do so hereunder, subject to the Indemnified Person’s obligation of repayment set out in Article 9.
(b) Notwithstanding subsection (a), the Company shall not be required to maintain said policies if such insurance is not reasonably available or if it is in good faith determined by the Board either that:
(i)	the premium cost of maintaining such insurance is substantially disproportionate to the amount of coverage provided thereunder and the premiums paid by other corporations similarly situated; or

(ii)	the protection provided by such insurance is so limited by exclusions that there is insufficient benefit to warrant the cost of maintaining such insurance.
To the extent that, and for so long as, the Company shall choose to continue to maintain any policies of directors’ and officers’ liability insurance providing coverage for then serving Officers or Directors of the Company during the Indemnification Period, the Company shall maintain similar and equivalent insurance coverage, under the Company’s directors and officers insurance coverage, for the benefit of all Indemnified Persons (as such term is defined in the Charter) during the Indemnification Period. The Board of Directors of the Company will, from time to time, in good faith review any decision not to maintain directors’ and officers’ liability insurance and will purchase such insurance at any time that the conditions set forth in paragraphs (a) or (b), above, cease to apply. Indemnitee, at his or her request, shall promptly be provided with a copy of any insurance policy providing them with the coverage referred to in this Article.

Section 17. Security. To the extent requested by Indemnitee and approved by a majority of the Disinterested Directors, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.
Section 18. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:
(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any applicable statute or law, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or
(b) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that the material assertions made by Indemnitee in such proceeding were not made in good faith or were frivolous; or
(c) Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company, except with respect to any excess beyond the amount paid under any insurance policy; or
(d) Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.
Section 19. Severability. In the event that this Agreement, or any portion of it, is declared to be void or otherwise unenforceable, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby, and the void or otherwise unenforceable portions of the Agreement shall be redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact.
Section 20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
Section 21. Headings. Section headings are for convenience only and do not control or affect meaning or interpretation of any terms or provisions of this Agreement.
Section 22. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any one or more of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof.
Section 23. No Duplicative Payment. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment (net of Expenses incurred in collecting such payment) under this Agreement, any insurance policy, contract, agreement or otherwise.

Section 25. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given (i) three days from the post date when mailed in a registered or certified postpaid envelope in any general or branch office of the United States Postal Service; (ii) one day from the date sent if sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice or (iii) immediately if given by hand delivery.
(a)	If to Indemnitee, to the address appearing on the signature page hereof.

(b)	If to the Company, to:
AEI
Clifton House
75 Fort Street
P.O. Box 190GT
George Town, Grand Cayman
Cayman Islands
With a copy to :
AEI Services LLC
700 Milam, Suite 700
Houston, TX 77002
Attn: General Counsel
Section 26. GOVERNING LAW. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE CAYMAN ISLANDS WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.
Section 27. Entire Agreement. Subject to the provisions of Section 14 hereof, this Agreement constitutes the entire understanding between the parties and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written, and all other communications between the parties relating to the subject matter of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

AEI
By
Name:
Title:

INDEMNITEE

Name:

Address:

[Signature Page to AEI Indemnification Agreement]